GERALD R. HENDRICKS & COMPANY, P.C.
Certified Public Accounting and Consulting
One Park Centre
1333 West 120th Avenue, Suite 304
Westminster, Colorado 80234
Telephone: (303) 252-4700
Facsimile: (303) 252-8731

August 27, 2002

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

     RE:     Global Casinos, Inc., Commission File No. 0-15415

I have read the statement that I understand Global Casinos, Inc. included under Item 4 of the Form 8-K/A-1 report dated August 27, 2002, regarding the recent change of auditors. I agree with such statements made in the first and second paragraphs regarding my firm. I have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/ Gerald R. Hendricks & Co., P.C.
Gerald R. Hendricks & Co., P.C.
cc:	Mr. Frank L. Jennings President Global Casinos, Inc. 5455 Spine Road, Suite Mezzanine E Boulder, Colorado 80301